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         May 21, 2020

       Sacha Alessandro Ceruti
       Chief Executive Officer
       Canna Corp.
       8358 West Oakland Park Blvd.
       Suite 300
       Sunrise, Florida 33323

                                                        Re: Canna Corp.
                                                            Current Report on
Form 8-K
                                                            Filed March 17,
2020
                                                            File No. 000-55788

       Dear Mr. Ceruti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Manufacturing
       cc:                                              Jonathan Leinwand